Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Proxy Statement / Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 29, 2007 relating to the consolidated financial statements of Virginia Savings Bank, F.S.B., appearing in Virginia Savings Bank, F.S.B.’s Annual Report to shareholders which is incorporated by reference in the Form 10-KSB for the year ended December 31, 2006.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement / Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP

Baltimore, Maryland

April 19, 2007